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EXHIBIT 6.30

                          EXECUTIVE PRODUCER AGREEMENT
                            "SUNDOWNING" GERALD GREEN

         The following are the terms and conditions of the agreement ("Agreement") dated as of July 29,1998 between SUNDOWNING, INC. (producer), a Nevada corporation, and TOTAL FILM GROUP, INC. ("Lender") for the executive producing services of GERALD GREEN ("Artist")(Social Security Number 611 44
3355) in connection with a proposed motion picture project tentatively entitled "SUNDOWNING" ("Picture").

         1. CONDITIONS PRECEDENTS: Producer's obligations under this Agreement are conditioned upon the following "Conditions Precedents": 1. Producers receipt of copies of this Agreement fully executed by Lender and Artist; b/ Artist providing Producer with all documents which may be required by any governmental agency or otherwise for Artist to render services hereunder; and U Producer's receipt of all forms and documents necessary to enable Producer to effect payment to Lender, including tax and corporation identification forms.

         2. ENGAGEMENT: The services of Artist are being furnished to Producer by Lender. Consequently, all services and obligations to be performed hereunder by Artist shall be deemed to be performed by Artist at the direction of Lender, and all compensation and other payments, if any, for the performances of such services and obligations shall be paid by Producer to Lender. All agreements, warranties and representations made by Artist shall be deemed made in addition by Lender and vice-versa, and at the election of Producer a breach of this Agreement by Lender and/or Artist individually shall be deemed a breach by both.

         3. SERVICES / EXCLUSIVITY: If Producer elects to proceed with the production of the Picture and subject to Paragraph 10 below, then Lender shall 'provide the services of Artist to personally render all services customarily rendered by individual producers in the motion picture industry in connection with the pre-production, production and post-production of the Picture and as otherwise required by Producer. The term of Artist's services shall commence on the date hereof and shall continue until the full and satisfactory completion of all services to be rendered by Artist hereunder or the earlier termination hereof, if any, by Producer (as herein provided). Artist shall render services hereunder on an non-exclusive basis - but first priority, in person basis -during development until 8 weeks prior to the Start Date and on an exclusive basis during the "Pre-Production Period" (i.e., the period commencing 8 weeks prior to the scheduled date for commencement of principal photography of the Picture ("Start Date") and continuing until four (4) weeks after the conclusion of principal photography of the Picture; thereafter Artist's services shall be non-exclusive to Producer (provided that Artist's services to third parties or on Artist's own account shall not materially interfere with Artist's services hereunder) until Delivery (as defined in Paragraph 8 below) of the completed Picture (including required television coverage) which shall be delivered by Artist in connection with the post-production schedule approved by Producer. Time is of the essence in connection with all producing services and Delivery of the Picture hereunder.

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         4.       APPROVALS AND CONTROLS:

                  a. Producer shall retain all approvals and controls, including without limitation, the right to designate the production manager, estimator and location auditor, and the right to initiate at any time and in any respect in connection with the Picture.

                  b. Lender shall cause Artist to render Artist's services at such places Producer will designate and at the times required by Producer, including Saturdays, Sundays, nights and holidays. Lender shall cause Artist to render Artist's services hereunder and devote Artist's best talents, efforts and abilities in accordance with the instructions, control and directions of Producer (including those of creative, artistic or dramatic taste and judgment). Lender shall cause Artist to meet or collaborate with persons designated by Producer at such time and place as Producer may designate.

         5. COMPENSATION: Upon the conditions that Lender and Artist fully perform all services and obligations required hereunder and that neither Lender nor Artist is not in material default hereunder, and subject to Producer's right of suspension and/or termination on account of Lenders and/or Artists default or disability or an event of force majeure and subject to the provisions of paragraph 10 hereunder, Producer shall pay Lender as full and complete consideration for Artist's services, rights granted and representations, warranties and agreements made hereunder, the following Fixed Compensation at the following times

                  a. Fixed Compensation: The amount ("Fixed Compensation") of $350,000 as follows:

                           (i) 25% upon commencement of pre-production of the Picture

                           (ii) 25% upon commencement of principal photography of the Picture;

                           (iii) 25% upon completion of principal photography of the Picture; and

                           (iv) 25% upon completion of the final corrected answer print of the Picture and of all items required by Producer in connection with the completion and full delivery of the Picture to Producer.

                  b. Payment: Said compensation is an all-inclusive flat fee and no additional compensation shall be payable by reason of overtime, weekend work, holidays, etc. All payments of Cash Compensation to Artist) hereunder shall be made on Producers regular payday in the week following that week in which such payment shall have accrued. No additional payments shall be required for services rendered at night or on Saturdays, Sundays or holidays or for meal delays, hazardous work, violation of rest periods, or otherwise.

                  c. Deferred Compensation: Provided that Lender nor Artist are not in material default hereunder, Lender shall receive:

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                           (i) Deferred Compensation: $100,000 (one hundred
                           thousand dollars), which shall be deferred and payable on a pro-rata basis with all similar deferments from unspent contingency, if any, as reflected in the cost report at the delivery of the Picture and the balance, if any, at the point immediately preceding when net Proceeds first became payable, if ever.

                           (ii) Participation Definition: The balance of the Deferred Compensation, if any, shall be computed, determined and paid in accordance with Producer's standard definition of Net Proceeds.

         6. TRANSPORTATION AND EXPENSES: If Producer requires Artist to perform services a t a location more than 50 miles away from Artist's principal residence, which is Los Angeles, California:

                  (a) Transportation: Producer shall furnish Artist with first-class (if available and if used)transportation (by air if appropriate) to and from such location.

                  (b) Living expenses: If such location is an overnight location, then Producer shall pay Artist first class living expenses.

         7. CREDIT: If the Picture is produced and if Artist fully performs all services and materials obligations as executive producer of the Picture, then subject to Producers standard exclusions and exceptions (including artwork title exceptions), Artist's name shall be accorded an Executive Producer credit - such credit accorded to Artist to precede the credit accorded to any other Executive Producer" credit, if any - as follows:

                  a. On screen: On a separate card, in the main titles (i.e., where the individual credits for the principal cast and individual Producer(s) appear, whether located at the beginning or the end of the Picture), on all positive prints of the Picture in a size of type not less prominent than that used for credit to any other individual in connection with the Picture.

                  b. In paid advertising: In the billing block portion of any paid advertising relating primarily to the Picture issued by, or under the control of, Producer ('Paid Ads") in a size of type not less prominent than that used for credit to any other individual in connection with the Picture.

                  c. Exclusions and exceptions: Producer's Paid Ad credit obligations shall not apply to the following ("Excluded Ads"): group, list, institutional or so-called teaser advertising; announcement advertising; advertising relating primarily to the source material upon which the Picture is based, or to the author, any member of the cast, the Producer(s), Artist(s) or any other personnel involved with the production of the Picture; so-called "award" or "congratulatory" advertisements, including advertisements or announcements relating to consideration or nomination for an award; trailers (including promotional films) or other advertising; screen, radio or television advertising; advertising in narrative form; advertising for film festivals, film markets and the like; advertising % page (or the equivalent in SAG's) in size or less; outdoor advertising

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(including, but no limited to, 24-sheets); theater display advertising ;
advertising in which no credit is accorded other than credit to one or two stars of the Picture and/or to Producer and/or to any other company financing or distributing the Picture. The following items shall not be considered Paid Ads or Excluded Ads for any purposes hereunder: videocassettes, videodiscs and other home video devices and the covers, packages, containers or jackets therefore; publicity or promotional items and materials; advertising relating to subsidiary or ancillary rights in the Picture (including, but not limited to, novelizations, screenplays or other publications, products, merchandising, music publishing or soundtrack recordings); voice-overs; advertising, publicity and exploitation relating to by-products or commercial tie-ins; and other advertising not relating primarily to the Picture; or other customary excluded advertising of any distributor(s) of the Picture.

                  d. General terms: All other matters with respect to Artist's credit shall be determined by Producer in its sole discretion. Any reference to the "title" of the Picture shall be deemed to mean the "regular" title unless such reference is specifically made to the "artwork" title. Producer shall inform its licensees of the above credit information. The casual or inadvertent failure by Producer or any failure by a third party to comply with the credit provisions of this Agreement shall not be deemed to be a breach by Producer. Producer agrees upon receipt of written notice from Artist of a failure to comply with the credit provisions of this Agreement to take such steps as are reasonable and practicable to cure such failure on a prospective basis as to future prints and advertisements, as applicable, which are distributed or issued by Producer or under the control of Producer.

         8. DELIVERY/LENGTH/RATING/COVER SHOTS: Lender shall cause Artist to deliver the completed Picture to Producer within a post-production schedule and delivery date approved by Producer, and in this regard time is of the essence. "Delivery" shall be deemed to have occurred only upon Artist's delivery to Producer of an answer print which conforms with all of Producer's delivery requirements, including, without limitation, the following requirements: provided, however, that in the event that the requirements for the delivery, length, rating and cover shots set forth in the agreement for the director of the Picture are less restrictive than Artist's requirements, then such less restrictive delivery, length, rating and cover shots requirements shall apply:

                  a. The Picture shall have a running time, including main and end titles, of not less than 90 minutes and no more than 110 minutes, shall be photographed on 35mm film, in the English language and in color.

                  b. The Picture shall adhere to the existing producer-approved shooting script as of the commencement of principal photography of the Picture, and Artist shall not make any changes therein without the prior written approval of Producer, excepting only minor changes required by the exigencies of production.

                  c. The Picture shall qualify for an MPAA rating in the United States no more restrictive than "R".

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                  d. Artists shall photograph and furnish to Producer "cover shots" and alternative scenes and dialogue which can be incorporated into the Picture to render it suitable for exhibition on United States network primetime television and Mist shall deliver to Producer a television version which shall be in accordance with applicable network "Standard and Practices" regulations. Such cover shots and alternate scenes and dialogue shall be such that same can be integrated into such primetime network version of the Picture without materially changing or impairing the continuity of the storyline of the Picture. Producer shall have the absolute right to use such cover shots and/or cut the Picture (or such television version) in order to meet broadcast requirements.

                  e. Artist will comply with Producer's budget and business practices.

         9. NAME AND LIKENESS: Lender also hereby grants to Producer the right to use and display Artist's name and/or likeness and/or biographical material for advertising, publicizing, promoting and exploiting, in whole or in part, the Picture, and all subsidiary and ancillary rights of any nature relating to the Picture, or Artist's services hereunder throughout the universe, in perpetuity, in any and all media now known or hereafter devised, including, but not limited to, featurettes, promotional films and/or commercial tie-ins The foregoing shall not be construed as granting Producer the right to use Artist's name or likeness in connection with any merchandising items, except that Producer may use Artist's name as contained in the billing block of the Picture in connection with such uses. Lender shall have the right to furnish Producer with a written biography of Artist. Provided Lender delivers such material to Producer within 5 business days after Producer's request therefore, Producer shall use good faith efforts to utilize information contained therein in connection with the advertisement publicity, promotion and/or exploitation of the Picture.

         10.      UTILIZATION OF SERVICES/"PAY OR PLAY":

                  a. Producer's rights: Producer is not obligated to produce, distribute and/or exploit the Picture, or, if commenced, to continue the production, distribution or exploitation of the Picture in any territory; provided that in no event shall the foregoing limit Producers obligation to pay sums accrued and unpaid to Lender hereunder, including pursuant to any "pay-or-play" obligation hereunder. Regardless of whether or not Producer elects to produce, distribute and/or exploit the Picture (or to commence same) Producer is not obligated to use the services in whole or in part of Lender and/or Artist hereunder.

                  b. "Pay or Play": Lender shall be deemed to be "pay or play" for purposes of the preceding section upon notice in writing to Lender of Producer's election to make Lender "Pay or Play" or when all of the following have occurred: (i) Producer has approved, in its sole discretion, the final shooting script, budget and production and post-production schedules for the Picture; and (ii) All principal cast members of the Picture have been made unconditionally "pay or play" for their fixed compensation; and (iii) Producer's receipt of a signed agreement (in form and substance satisfactory to Producer) with the financier by which such financier unconditionally agrees to finance the Picture; and (iv) Producers receipt of a signed agreement (in form and substance satisfactory to Producer) with a completion guarantor by which such guarantor

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unconditionally agrees to bond the Picture and approves the final budget of the Picture; and (v) Producer's receipt of a signed agreement (in form and substance satisfactory to Producer) with the E&O insurance company by which such company agrees to insure the Picture for errors and omissions.

         11.      RESULTS AND PROCEEDS DROIT MORAL:

                  a. Producer shall be the sole and exclusive owner, in perpetuity and throughout the universe, of (i) the results and proceeds of Artist's services hereunder which shall be a "work made for hire" for Producer under the U.S. Copyright Law, specially ordered or commissioned for use as a part of a motion picture or other audio-visual work and/or prepared within the scope of Artist's employment; (ii) all right, title and interest in and to the Picture and the material upon which it is based, including but not limited to, the copyright in and to the Picture and any renewals and extensions of such copyright; (iii) all distribution, exhibition and exploitation rights in the Picture and the results and proceeds of Artist's services hereunder in any and all media, whether now known or hereafter devised; (iv) any and all allied, ancillary and subsidiary rights in and to the Picture; and (v) all other tangible and intangible rights properties, and proceeds of every kind and nature in and to the Picture and in each of the foregoing, in every stage of development, production and completion. Lender and Artist hereby specifically acknowledge that the compensation payable hereunder by Producer includes and is full and adequate compensation in respect to any right to which Lender and/or Artist may now be or shall hereafter become entitled to (including Lenders and/or Artist's rental and lending rights to the Picture and other derived products). If under the applicable law of any territory or jurisdiction, any additional or different form of compensation is required with respect to rental and lending rights, Producer, Lender and Artist agree that the grant of said rights shall nevertheless be fully effective; provided, however, that Producer shall pay Lender the minimum compensation required, if any, under such applicable law or, if required by such law, the parties shall in good faith negotiate the amount hereof in accordance with the applicable law, and further provided that any sums paid to Lender pursuant to this Agreement, including, without limitation, the Fixed Compensation, any payments in excess of the minimum required under any applicable collective bargaining agreement and any payments in connection with the exploitation of the Picture in supplemental and ancillary markets and media shall be credited toward the amount required to be paid to Lender under such law to the maximum extent allowed. Without limiting the generality of the foregoing, in the event the results and proceeds of Artist's services hereunder are not deemed to be a "work-made-for-hire" for Producer, Lender and Artist hereby irrevocably and exclusively grant and assign all right, title and interest in and to such results and proceeds to Producer, including all rights of every kind and nature therein and thereto, throughout the universe, in perpetuity, in any and all media, whether now known or hereafter devised, and all copyrights, renewals rights and extensions thereof. Lender and Artist hereby waives any so-called "moral rights of author" or "droit moral" rights Lender and Artist may have in connection with the Picture.

                  b. No termination of this Agreement shall affect the rights granted hereunder by Lender and Artist, and the representations and warranties of Lender and Artist shall survive such termination.

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         12.      PUBLICITY LIMITATIONS: Lender and Artist shall not by means of press, publicity or advertising agencies employed or paid by Lender and/or Artist, or otherwise, authorize, circulate, publish or otherwise disseminate any news stories or articles or other publicity of any kind, containing Artist's name and relating directly or indirectly to Artist's engagement, the subject matter of this Agreement, the Picture, or the services to be rendered by Artist or others in connection with the Picture, unless the same are first approved in writing by Producer. Lender and/or Artist may, however, disseminate publicity which contains Artist's name and incidentally identifies the Picture and the services Artist rendered thereon so long as such publicity is not an advertisement for the Picture and does not contain any material which is derogatory in nature to Producer, the Picture or any element thereof or individual(s) or entity(ies) rendering services in connection therewith.

         13. INJUNCTIVE RELIEF: Lender and Artist acknowledge that the services to be rendered by Artist hereunder are of a special, unique, unusual, extraordinary and intellectual character, making them difficult to replace and giving them a peculiar value, the loss of which cannot be reasonably compensated in damages in an action of law; that if Lender and/or Artist breach any provision of this Agreement, Producer will be caused irreparable damage: and that, therefore, Producer shall be entitled, as a matter of right, at its election, to enforce this Agreement in all of the provisions hereof by injunction or other equitable relief.

         14.      CONTINGENCIES:

                  a. Suspension: In the event of Force Majeure (e.g., interruption of or material interference with the preparation, commencement, production, completion, or distribution of the Picture or of a substantial number of motion pictures produced and/or proposed to be produced by Producer by any cause or occurrence beyond the control of Producer, including fire, flood, epidemic, earthquake, explosion, accident, riot, war - declared or undeclared -, blockade, embargo, act of public enemy, civil disturbance, labor dispute, strike, lockout, inability to secure sufficient labor, death or disability of key personnel rendering services on the Picture other than Artist, power, essential commodities, any applicable law or any act of God), or any capacity of Artist which prevents Artist from performing or complying with any of the material terms or conditions of this Agreement ("Artist's incapacity'), or any failure or refusal by Lender and/or Artist to perform or comply with any of the material terms or conditions hereof at the times and in the manner specified (other than by reason of Force Majeure or Artist's Incapacity) ("breach by Artist"), Producer shall have the right, by notice to Lender, to postpone the commencement of or suspend the rendition of services by Artist and/or the running of time hereunder, which suspension shall commence as of the occurrence of the event. Such suspension shall end within 2 weeks (or, if such event is a breach by Artist, 4 weeks) after the cessation of such event.

                  b.       Termination:

                           (i) Producer termination right: If an Artist's
incapacity continues for a consecutive period in excess of 10 days or an aggregate period in excess of 14 days during the performance of Artist's services hereunder, or if a Force Majeure continues in excess of 6

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consecutive weeks, or if there is a breach by Lender and/or Artist, Producer shall have the right to terminate this Agreement by written notice to Lender, which termination shall be effective as of the effective date set forth in such notice. Prior to a termination of this Agreement by Producer based upon the first breach by Lender and/or Artist, Producer shall notify specifying the nature of the breach and Lender and/or Artist shall have a period of 2 business days (1 business day during principal photography) after receipt of Producers notice within which to cure such first breach. Even if such breach is cured within said period, Lender and Artist shall remain liable for damages and expenses occurred by Producer as a result of such breach. If such breach is not cured to the reasonable satisfaction of Producer within said period, Producer may terminate this Agreement as set forth above. If Artist dies, this Agreement shall immediately and automatically terminate.

                           (ii) Artist termination right: If Producer
suspends payment of compensation due to a Force Majeure for 6 weeks or more, Lender and/or Artist shall have the right to terminate this Agreement and Producer shall subsequently have the right to re-establish the operation of this Agreement within 1 week after receipt of Lenders termination notice and resumption of payment of compensation, if any, due Lender hereunder, and the operation hereof, if so re-established, shall not thereafter be suspended because of the same event of Force Majeure.

                  c. Right of examination: If any claim disputing the existence of Artist's incapacity is made by either party, Producer shall have the right to have Artist examined by such physicians as Producer may designate. Artist's own physician may be present at such examinations at Artist's sole cost and expense, provided Artist's physician shall not interfere with any such examination.

                  d. Effect of suspension: During the period of any suspension, no compensation or other benefits hereunder shall accrue, become payable or be provided to Lender. Lender shall not cause Artist to render services for any third party during the exclusive period. Nevertheless, Lender shall have the right to cause Artist to render services to third parties during any Force Majeure suspension, subject to Producer's right to require Artist to resume services hereunder upon 48 hours' prior notice. Producer shall have the right (exercisable at any time) to extend the period of services of Artist and the running of time hereunder for a period equal to the period of such suspension.

                  e. Effect of termination: Except with respect to the "pay or play" provisions, termination of this Agreement for any reason shall release and discharge Producer from all further obligations whatsoever to Lender and/or Artist and shall terminate any rights of Lender and/or Artist hereunder. Nevertheless, if the termination is not for a breach by Lender or Artist, Producer shall pay any Cash Compensation due and unpaid prior to the termination.

         15. NOTICES AND PAYMENTS: Any notice pertaining hereto shall be in writing. Any such notice and any payment due hereunder shall be served by delivering said notice or payment personally or by sending it by mail (postage prepaid) addressed as follows:

         To Lender and/or to Artist:
                  Total Film Group, Inc.

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                  9107 Wilshire Blvd., Suite 475
                  Beverly Hills, CA 90210
                  Telecopier: (310) 275 1585

         To Producer:
                  Sundowning, Inc.
                  9107 Wilshire Blvd., Suite 475
                  Beverly Hills, CA 90210
                  Telecopier: (310) 275 1585

         The date of personal delivery, mailing of such notice or payment shall be deemed the date of service of such notice or payment.

         16. REPRESENTATIONS AND WARRANTIES: Lender and Artist represent and warrant that: (a) There is a valid agreement between Lender and Artist whereby Artist is obligated to render services to Lender throughout at least the full term set forth in this Agreement; (b) Lender is authorized under said agreement to enter into this Agreement with Producer, to furnish Artist's services to Producer, to grant to Producer the rights herein set forth, and to authorize the payments by Producer to third parties, if any, specified in this Agreement. Lender is free to enter into this Agreement and not subject to any conflicting obligations or any disability which will or might prevent or interfere with the execution and performance of this Agreement by Lender or Artist; ( c) Lender shall fully perform and Lender shall cause Artist to fully perform each and all of the terms and obligations of this Agreement to be performed by Lender or Artist; (d) No rights of any third party are or will be violated by Lenders or Artist's entering into or performing this Agreement, and neither Lender nor Artist have made nor shall hereafter make any agreement with any third party which could interfere with the rights granted to Producer hereunder or the full performance of Lenders or Artist's obligations or Artists services hereunder; (e) All of the work performed by Artist shall be wholly original with Artist and none of the same has been or will be copied from or based upon other work. To the best of Lender's and Artist's knowledge, the reproduction, exhibition or any other use of Artist's work or any of the right herein granted shall not defame any person or entity nor violate any copyright, right of privacy or publicity, or any other right of any person or entity. The warranty in this sub-paragraph
(e) shall not apply to any material as furnished to Artist by Producer; (f) That Lender is, and has been for more than 30 days prior to the date hereof, a corporation duly organized and existing under the laws of Lenders state or country of incorporation; that Lender is a bone fide corporate business entity established for a valid business purpose within the meaning of the tax laws of its country of incorporation and not a mere sham, conduit, or Agent for Artist. Lender acknowledges that the foregoing representations and warranties will be relied upon by Producer for the purpose of determining whether or not it is necessary to make withholdings for taxes from monies being paid to Lender hereunder, and Lender agrees that if withholdings are not made from said payments, and if thereafter it is determined that such withholdings were legally required, Lender and Artist will indemnify Producer against all loss, costs, damages and expenses relating thereto.

         17.      INDEMNITY:

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                  a. Lender and Artist will indemnify Producer, its
associates, affiliated and related entities, successors, assigns, licensees, officers, directors, employees and agents, and hold them harmless from and against any and all claims, liabilities, damages, costs and expenses, including reasonable outside attorneys' fees, arising out of, resulting from, based upon or incurred because of a breach by Lender and/or Artist of any agreement, representation or warranty made by Lender and/or Artist hereunder. Except with respect to (I) matters constituting a breach by Lender and/or Artist of any of the representations, warranties and/or agreements contained in this Agreement; and/or (ii) gross negligence or willful misconduct by Lender and/or Artist, Producer shall indemnify Lender and Artist and hold them harmless from and against any and all liability, damages, costs and expenses, including reasonable attorneys' fees, (other than with respect to any settlement entered into without Producer's prior written consent) arising out of any third party claim against Artist resulting from (I) any material supplied by Producer for use in connection with the Picture; and (ii) Producers development, production, distribution and/or exploitation of the Picture.

                  b. Producer, on one hand, and Lender and Artist, on the other hand, shall, upon presentation of any claim or institution of any action covered by the indemnity provisions, promptly notify the other of the presentation of such claim or the institution of such action, giving full details thereof.

         18. RIGHT TO WITHHOLD: Producer shall have the right to deduct and withhold from any sums payable to Lender hereunder any amounts required to be deducted and withheld by Producer pursuant to any present or future law, ordinance or regulation of the united States or of any state thereof or any subdivision of any state thereof, or any other country, including without limitation, any country wherein Lender causes Artist to perform any of his services hereunder, or pursuant to any present or future rule or regulation of any union or guild (if any) having jurisdiction over the services to be performed by Artist hereunder.

         19. INSURANCE: Producer shall have the right to apply for and take out, at Producer's expense, life, health, accident, cast or other insurance covering Artist, in any amount Producer deems necessary to protect Producer's interest hereunder. Lender and Artist shall not have any right, title or interest in or to such insurance. Lender shall cause Artist to assist Producer in obtaining such insurance by submitting to usual and customary medical and other examinations, and by signing such applications, statements and other instruments as may be reasonably required by any insurance company. In the event Artists fails or is unable to qualify for such insurance at customary rates and subject only to customary exclusions and deductible amounts (if any), Producer shall have the right to terminate this Agreement. During the term of this Agreement, Artist shall not travel on any chartered or unscheduled airline or plane, unless requested to do so by Producer, or engage in any conduct prohibited by any policy of insurance obtained by Producer in accordance with this Agreement.

         20. E&O/GENERAL LIABILITY INSURANCE: Lender and Artist shall be covered by the errors and omissions and general liability insurance policies for the Picture to the extent that Producer obtains and maintains same and subject to the terms, conditions and restrictions of such policies and endorsements thereto.

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         21.      MISCELLANEOUS:

                  a. Governing law / legal proceedings / non-waiver / effect of termination / entire agreement / separability: This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed therein. Only the California courts (state and federal) shall have jurisdiction over controversies regarding this Agreement; any proceeding involving such controversies shall be brought in those courts, in Los Angeles county, and not elsewhere. Any process in such proceedings may be served upon Artist by, among other methods, delivering it or mailing it, by registered or certified mail, directed to such address Artist designated in this Agreement. Any such delivery or mail service shall have the same effect as personal services within the State of California. No waiver by Artist or Producer of any failure by the other to keep or perform any covenant or condition of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other covenant or condition. Neither the expiration nor termination of this Agreement shall affect Producers ownership of the results and proceeds of Lenders and Artists services hereunder or alter Producer's rights therein, or any warranty or undertaking made by Artist hereunder. This Agreement constitutes the entire agreement between Producer, on one hand, and Lender and Artist, on the other hand, with respect to the subject matter and may only be amended by a written instrument executed by Producer, Lender and Artist.

                  b. Visas and labor permits: Lender shall cause Artist to cooperate with Producer and assist Producer in securing such visas and labor permits which may be required by any governmental agency in connection with Artist's rendition of services hereunder. If, in spite of such cooperation and assistance, Producer is unable to secure such visas and labor permits within a reasonable period of time prior to the Start Date, Producer shall have the right to suspend Lender's and Artist's services hereunder until a final determination concerning such visa or labor permit is made by the applicable authority, and Producer shall have the right to terminate this Agreement, Lenders and Artist's engagement hereunder if such visas and labor permits cannot be secured.

                  c. Remedies cumulative: All remedies accorded herein or otherwise available to either Producer, Lender or Artist shall be cumulative and no one such remedy shall be exclusive of any other. Without waiving any rights or remedies under this Agreement or otherwise, Producer may from time to time recover, by action at law, any damages arising out of any breach of this Agreement by Artist and may institute and maintain subsequent actions for additional damages which may arise from the same or other breaches. The commencing or maintaining of any such action or actions by Producer shall not constitute an election on Producers part to terminate this Agreement nor constitute or result in the termination of Lenders and/or Artist's services hereunder unless Producer shall expressly so elect by written notice to Lender.

                  d. Artist's remedies: No action or omission by Producer shall constitute a breach of this Agreement unless Lender first notifies in writing setting forth the alleged breach or default and Producer does not cure the same. If Producer breached its obligations hereunder, the damage, if any, caused Lender and/or Artist shall not be irreparable or sufficient to entitle Lender and/or Artist to injuctive or other equitable relief. Consequently, Lender's and Artist's rights and remedies shall be limited to the right, if any, to obtain damages at law and Lender and Artist shall not have any right in such event to terminate or rescind this Agreement or any of the rights granted to Producer hereunder or to enjoin or restrain the development, production, advertising, promotion, distribution, exhibition or exploitation of the Picture and/or any of Producers rights hereunder. Producers payment of any compensation or performance of any obligation hereunder shall not constitute a waiver by Producer of any breach by Lender and/or Artist or of any rights or remedies which Producer may have as a result of such breach.

                  e. Captions: The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for the purposes of reference. Such captions shall not be deemed to govern, limit, modify, or in any other manner affect the scope, meaning, or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

                  f. Illegality: Nothing contained herein shall require the commission of any act or the payment of any compensation which is contrary to law, and if there shall exist any conflict between any provision contained herein and any law, regulation or provision of any applicable collective bargaining agreement, the latter shall prevail, and the provision or provisions herein affected shall be curtailed, limited or eliminated to the extent (but only to the extent necessary to remove such conflict), and as so modified, this Agreement shall continue in full force and effect.

                  g. Assignment: This Agreement is non-assignable by Lender or Artist. This Agreement may be assigned freely by Producer, in whole or in part, to any party (including any successor entity or other party acquiring all or substantially all of the business or assets of Producer or into which Producer is merged or consolidated), without restriction, and such assignment shall be binding upon Lender and Artist and inure to the benefit of Producers successors, assignees, licensees, grantees and associates, affiliated and subsidiary entities and shall be deemed a notation forever releasing and discharging Producer from any further liability or obligation to Lender and Artist.

                  h. Further instruments: Lender and Artist shall duly execute, acknowledge and deliver to Producer or cause to be executed, acknowledged and delivered to Producer, any and all assignments or instruments which Producer may deem necessary to carry out and effectuate the purposes and intent of this Agreement, including, without limitation, separate assignments of any rights granted by Lender and Artist in this Agreement. Lender and Artist hereby irrevocably grant Producer the power coupled with an interest, with rights of substitution and delegation, to sign such separate documents in Lenders and/or Artist's name and as Lenders and/or Artist's attorney-in-fact if Lender and/or Artist have not complied with Producers request within 5 business days thereafter (or such shorter period of time as Producer shall reasonably require. If Producer signs any document as Lenders and/or Artist's attorney-in-fact, Producer will provide Lender with copies of any such documents.

         This Agreement constitutes the entire understanding of the parties hereto and replaces any and all formal agreements, understandings and representations, either oral or written, relating in any way to the subject matter hereto. No modifications, alterations or amendments of this

Agreement shall be valid or binding unless it is in writing and signed by the party to be charged with such modification, alteration or amendment.

         By signing in the spaces provided below, Producer and Lender accept and agree to all of the terms and conditions hereof

         The parties hereto have executed and delivered this Agreement as of the date first written above.


         SUNDOWNING, INC.

         By: /s/ Eli Boyer

         Its: Director

         AGREED TO AND ACCEPTED

         TOTAL FILM GROUP, INC.

         By: /s/ Gerald Green

         Its: President

         By signing below, Artist acknowledges that Artist has read this Agreement and confirms all grants, representations, warranties and agreements made by Lender and agrees to perform the services provided for therein in accordance with the terms and conditions thereof and, if Artist fails to do so, Artist acknowledges that Producer shall have the same rights and remedies against Artist as Producer has against Lender. Artist shall look solely to Lender for any and all compensation hereunder and, if Artist's employment agreement with Lender becomes ineffective or if Lender ceases to exist, then Artist, at the election of Producer, shall be deemed substituted as a direct party hereto in lieu of Lender.

/s/ Gerald Green